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                                                                    Exhibit 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Amounts in thousands)




                                                    1994         1995         1996         1997         1998
                                                    ----         ----         ----         ----         ----
Pre-tax income from continuing operations          $78,603     $124,437     $137,989     $171,781     $245,329
                                                    ------      -------      -------      -------      -------

Fixed charges:
  Interest expense                                   1,306        1,179          840        2,744       12,402
  Rentals - 33%                                        541          784        1,226        1,881        2,168
                                                    ------      -------      -------      -------      -------
    Total fixed charges                              1,847        1,963        2,066        4,625       14,570
                                                    ------      -------      -------      -------      -------
Earnings before income taxes and fixed charges      80,450      126,500      140,055      176,406      259,899
                                                    ======      =======      =======      =======      =======

Ratio of earnings to fixed charges                    43.6         64.4         67.8         38.1         17.8
                                                    ======      =======      =======      =======      =======
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